THE HERFZELD CARIBBEAN BASIN FUND, INC.

FOR IMMEDIATE RELEASE
Miami, Florida	NASDAQ Capital Market: CUBA
August 7, 2007	Cusip: 42804T106

Thomas J. Herzfeld Advisors, Inc.
PO Box 161465
Miami, FL 33116
www.herzfeld.com
The Herzfeld Caribbean Basin Fund, Inc. Appoints
New Independent Director

Miami, FL - The Herzfeld Caribbean Basin Fund (Nasdaq Capital Market: CUBA) announced the appointment of Kay W. Tatum, Ph.D., CPA as an independent director to the Fund’s Board of Directors. Dr. Tatum, 55, is Chair and Associate Professor of Accounting at the University of Miami’s School of Business Administration. She has participated in various activities involving professional auditing standards. Her numerous accomplishments include being named to the Public Company Accounting Oversight Board’s initial Standing Advisory Group and serving a two-year appointment on that board from 2004-2005. Prior to that appointment, she was a member of the American Institute of Certified Public Accountant’s International Auditing Standards Subcommittee from 1998-2003.

Dr. Tatum’s articles about auditing topics have appeared in the Journal of Accountancy and The CPA Journal. She is also a contributing author to the book Audit Committees: A Guide for Directors, Management and Consultants.

Dr. Tatum will also serve as a member of the Fund’s audit committee and as its chairperson. She replaces Albert L. Weintraub, who served the Fund in similar capacities, and who retired from the board last month at the age of 77. Dr. Tatum will be presented to shareholders for election at the Fund’s upcoming Annual Meeting scheduled for mid-November, 2007. Due to Mr. Weintraub’s retirement, the Fund’s audit committee was not composed of three independent directors as required under Nasdaq’s Marketplace Rule 4350. The appointment of Dr. Tatum to the audit committee reestablishes the proper audit committee composition within the cure period provided by the Rule.

On July 30, 2007, the Company notified the staff of Nasdaq that due Mr. Weintraub’s retirement the Company no longer complied with the Nasdaq’s audit committee composition requirements as set forth in Marketplace Rule 4350(d)(2) requiring an audit committee comprised of three independent directors. On July 31, 2007, the Nasdaq provided notice to the Fund acknowledging the Fund’s notification of its non-compliance and apprising the Fund of the cure period provided by Marketplace Rules 4350(c)(1) and 4350(d)(4). At a meeting of its board of directors and audit committee held on August 1, 2007, the Board elected Dr. Tatum to the board of directors of the Fund and appointed Dr. Tatum to serve on the Fund’s audit committee, effective upon Dr. Tatum’s acceptance. The board of directors has determined that Dr. Tatum is an “audit committee financial expert” and “independent” as such terms are defined by Item 3 of Form N-CSR. In addition, the audit committee appointed Dr. Tatum as its chairperson, effective upon Dr. Tatum’s acceptance. On August 7, 2007, Dr. Tatum accepted her election to the board and appointment to the audit committee. Upon notification of these actions, the Nasdaq staff issued a letter on August 7, 2007 stating that the company now complies with the Marketplace Rule 4350 and that the matter is closed.

The Herzfeld Caribbean Basin Fund, Inc. is a closed-end fund managed by HERZFELD/CUBA, a division of Thomas J. Herzfeld Advisors, Inc. The Fund seeks long-term capital appreciation. To achieve its objective the Fund invests in issuers that are likely, in the Advisor’s view, to benefit from economic, political, structural and technological developments in the countries in the Caribbean Basin, which the Fund considers to include Cuba, Jamaica, Trinidad and Tobago, the Bahamas, the Dominican Republic, Barbados, Aruba, Haiti, the Netherlands Antilles, the Commonwealth of Puerto Rico, Mexico, Honduras, Guatemala, Belize, Costa Rica, Panama, Colombia, Venezuela and the United States.

Thomas J. Herzfeld Advisors, Inc. specializes in the field of closed-end funds. Information about the advisor and the Fund can be found at www.herzfeld.com. Information about research published by Thomas J. Herzfeld Advisors, Inc. is available at www.herzfeldresearch.com.

For further information contact:
Cecilia L. Gondor
305-271-1900